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                                                                   EXHIBIT 10.11

                              EMPLOYMENT AGREEMENT

     THIS AGREEMENT, made and entered into as of August 2, 1999 (the "Effective Date"), by and between Vincent Passione ("Passione") and OnMoney Financial Services Corp. ("OnMoney"), a subsidiary of Ameritrade Holding Corporation;

                                WITNESSETH THAT:

     WHEREAS, the parties desire to enter into this Agreement pertaining to the employment of Passione by OnMoney;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by Passione and OnMoney as follows:

     1. Performance of Services. Passione's employment with OnMoney shall be subject to the following:

(a) Subject to the terms of this Agreement, OnMoney hereby agrees to employ Passione as an executive during the Agreement Term (as defined below) and Passione hereby agrees to remain in the employ of OnMoney during the Agreement Term.

(b) During the Agreement Term, while Passione is employed by OnMoney, Passione shall devote his full time, energies and talents to serving as its executive and agrees that he shall perform his duties faithfully and efficiently subject to the directions of the Chairman of the Board of Directors of OnMoney ("the Chairman") during the Agreement Term. Passione's duties may include providing services for both OnMoney and the Subsidiaries (as defined below), as determined by the Chairman. Passione shall have such authority, power, responsibilities and duties as are inherent in his position (and the undertakings applicable to his position) and necessary to carry out his responsibilities and the duties required of him hereunder.

(c) Notwithstanding the foregoing provisions of this paragraph 1, during the Agreement Term, Passione may devote reasonable time to activities other than those required under this Agreement, including the supervision of his personal investments, and activities involving professional, charitable, community, educational, religious and similar types of organizations, speaking engagements, and similar types of activities, to the extent that such other activities do not, in the judgement of the Chairman, inhibit or prohibit the performance of Passione's duties under this Agreement, or conflict in any material way with the business of OnMoney or any Subsidiary; provided, however, that Passione shall not serve on the board of any business, or hold any other position with any business, without the consent of the Chairman.


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(d)  Subject to the terms of this Agreement, Passione shall not be required to perform services under this Agreement during any period that he is Disabled. Passione shall be considered Disabled during any period in which he has a physical or mental disability which renders him incapable, after reasonable accommodation, of performing his duties under this Agreement. In the event of a dispute as to whether Passione is Disabled, OnMoney may refer the same to a licensed practicing physician of OnMoney's choice, and Passione agrees to submit to such tests and examinations as such physician shall deem appropriate. During the period in which Passione is Disabled, the Chairman may appoint a temporary replacement to assume Passione's responsibilities.

(e) The "Agreement Term" shall be the period beginning on the Effective Date and ending on the third anniversary of the Effective Date. Thereafter, the Agreement Term will be automatically extended for 12-month periods, unless one party to this Agreement provides notice of non-renewal to the other at least 90 days before the last day of the Agreement Term. If a Change in Control occurs during the Agreement Term, the Term shall automatically be extended to the two-year anniversary of the Change in Control date.

(f) For purposes of this Agreement, the term "Subsidiary" shall mean any corporation, partnership, joint venture or other entity during any period in which at least a fifty percent interest in such entity is owned, directly or indirectly, by OnMoney (or a successor to OnMoney).

     2. Compensation. Subject to the terms of this Agreement, during the Agreement Term, while Passione is employed by OnMoney, OnMoney shall compensate him for his services as follows:

(a) Passione shall receive, for each 12-consecutive month period beginning on the Effective Date and each anniversary thereof, in substantially equal monthly or more frequent installments, an annual base salary of not less than $300,000.00 ("the Salary"). Passione's Salary rate shall be reviewed by the Compensation Committee of the Board of Directors of OnMoney (the "Committee"), while Passione is employed by OnMoney, to determine whether an increase in the amount of Salary is appropriate. In no event shall the Salary of Passione be reduced to an amount that is less than the amount specified in this paragraph (a), or to an amount that is less than the amount that he was previously receiving, except to the extent that reductions of the same percentage are being made at the same time to the salaries of all other Company officers in the corporate office at or above the vice-president level, and such Salary shall be restored to its prior level when, and to the same extent, as the restoration that applies to the other officers.

(b) Passione shall be entitled to incentive compensation in the form of an annual cash bonus, based upon a target amount as established by the Committee, but in no event shall be the
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target be less than $250,000.00. Such bonus shall be pro rated to the extent the period worked is less than the applicable Performance Period, or to the extent that a Performance Period is less than 12 months. Subject to the immediately preceding sentence, the actual amount of such bonus, if any, shall be determined by the Committee taking into consideration whether Passione has met the performance targets that have been set by the Committee for such year, the relative contribution by Passione to the business of OnMoney, general economic conditions, and such other factors as the Committee deems relevant. For purposes of this paragraph, the term Performance Period shall mean the period of time established by the Committee, which has historically been a period of 6 months.

          (i) For purposes of this paragraph, Passione's first bonus payment shall be for the period beginning on the Effective Date and ending on September 30, 1999. Such payment shall be in the amount of $125,000.00 and will be made at the same time and in the same manner as bonuses are paid to other senior executives of OnMoney.

          (ii) For purposes of this paragraph, Passione's second bonus payment shall be for the 6 month period ending on March 31, 2000. Such payment in the amount of $125,000.00 will be made, at the same time and in the same manner as bonuses are paid to other senior executives of OnMoney.

(c)  Stock Options.

          (i)  Within 6 months from the Effective Date (but in any event prior to the filing of a registration statement for the Initial Public Offering, as defined below), OnMoney shall adopt a stock option plan (the "Option Plan") and Passione shall be awarded a non-qualified stock option (the "Initial Option") pursuant to the Option Plan to purchase shares of OnMoney's common stock equal to 2.5% of the number of outstanding shares of common stock of OnMoney (determined as of the date of the grant of the Initial Option). The per share exercise price of the Initial Option shall be the Fair Market Value of the OnMoney's Stock as of the date of the grant, as defined by the terms of the Option Plan. The
               Initial Option, subject to the terms and conditions of the Option Plan, shall become exercisable with respect to 25% of the shares as of the first anniversary of the grant date and with respect to an additional 25% of the shares on each subsequent anniversary date until such time as the Initial Option is fully exercisable, provided Passione is employed by OnMoney on such anniversary dates or the Initial Option becomes otherwise exercisable in accordance with the terms of this Agreement.
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               Subsequent to the Initial Public Offering, OnMoney shall file and maintain in effect a registration statement covering shares issuable upon the exercise of options awarded under the Option Plan.

          (ii) Prior to the earlier of the one year anniversary of the Effective Date or the Initial Public Offering, the Committee shall review the performance of Passione and, based upon such performance, will consider an increase in Passione's compensation and will consider granting to Passione an additional non-qualified stock option award (the "Additional Option") pursuant to the terms and conditions of the Option Plan, with such award to be made, if it is made, prior to the Initial Public Offering, with an exercise price equal to the Fair Market Value of OnMoney's stock as of the date of grant.

         (iii) As of Effective Date, Passione shall be awarded a non-qualified stock option (the "Ameritrade Option") under the Ameritrade Holdings Corporation 1996 Long Term Incentive Plan (the "Ameritrade Plan") to purchase 25,000 shares of Ameritrade Holding Corporation ("Ameritrade") common stock (the "Ameritrade Stock") at a per share price equal to the Fair Market Value of a share of Ameritrade Stock on the date of the award. The Ameritrade Option shall become exercisable with respect to 50% of the shares covered by the option on the Election Date, defined below, if Passione makes the Option Election, as defined below, to be effective on such date, and will then become exercisable with respect to an additional 25% of the shares on each subsequent anniversary of the Election Date until such time as the option is fully exercisable, provided that Passione is employed by OnMoney or Ameritrade on such anniversary date or such Ameritrade Option becomes otherwise exercisable under the terms of this Agreement. The Ameritrade Option shall expire upon the earlier to occur of the following events; (A) Passione does not make the Option Election on the Election Date, (B) Passione exercises any portion of the Initial Option or the Additional Option prior to the Election Date, (C) the Initial Public Offering occurs prior to the Election Date, or (D) it otherwise expires under the terms and conditions of the Ameritrade Plan.

          (iv) In the event that the Initial Public Offering of OnMoney does not occur by the 24-month anniversary of the Effective Date (the "Election Date"), Passione shall have the right to make a one time irrevocable election (the "Option Election") to have the Initial Option and the Additional Option canceled in their entireties, with no future rights or
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               entitlement thereunder, at which time Passione shall become partially vested in the Ameritrade Option pursuant to the terms of the preceding paragraph.

(d) One-Time Payments. To compensate Passione for forgoing alternative business opportunities, OnMoney shall provide to Passione a one time bonus payment of $125,000.00 within 60 days of the Effective Date. In the event that Passione's employment with OnMoney terminates pursuant to paragraph 3(e) of this Agreement prior to the one-year anniversary of the Effective Date, the amount previously paid pursuant to this paragraph 2(d) shall be repaid by Passione to OnMoney within 10 business days of the Date of Termination.

(e) Passione shall be entitled to participate in all employee pension and welfare benefit plans and programs made available to OnMoney's senior level executives or to its employees generally, as such plans or programs may be in effect from time to time, including, without limitation, pension, profit sharing, savings and other retirement plans or programs, medical, dental, hospitalization, short-term and long-term disability and life insurance plans, supplemental life insurance, accidental death and dismemberment protection, travel accident insurance, and any other pension or retirement plans or programs and any other employee welfare benefit plans or programs that may be sponsored by OnMoney from time to time, including any plans that supplement the above-listed types of plans or programs, whether funded or unfunded. OnMoney, however, shall not be required to provide a benefit under this paragraph (e) if such benefit would duplicate (or otherwise be of the same type as) a benefit specifically required to be provided under another provision of this Agreement. Passione shall complete all forms and physical examinations, and otherwise take all other similar actions to secure coverage and benefits described in this paragraph 2, to the extent determined to be necessary or appropriate by OnMoney.

(f) Passione shall be authorized to incur reasonable expenses for entertainment, traveling, meals, lodging and similar items in promoting OnMoney's business. OnMoney will reimburse Passione for all reasonable expenses so incurred in accordance with the normal practices of OnMoney. Passione shall not be entitled to reimbursement for expenses associated with the relocation of his personal residence related to the acceptance of employment with OnMoney.

(g) OnMoney shall maintain directors and officers liability insurance in commercially reasonable amounts (as reasonably determined by the Board of Directors of OnMoney, the "Board"), and Passione shall be covered under such insurance to the same extent as other senior management employees of OnMoney. Passione shall be eligible for indemnification by OnMoney under OnMoney by-laws as currently in effect. OnMoney


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     agrees that it shall not take any action that would impair Passione's rights to indemnification under OnMoney by-laws, as currently in effect.

(h) Passione shall be entitled to paid vacations in accordance with the applicable policy of OnMoney as in effect from time to time, subject to a minimum of 3 weeks per annum.

     3. Termination. Passione's employment with OnMoney during the Agreement Term may be terminated by OnMoney or Passione without any breach of this Agreement only under the circumstances described in paragraphs 3(a) through 3(g):

(a)  Death. Passione's employment hereunder will terminate upon his death.

(b) Permanent Disability. OnMoney may terminate Passione's employment during any period in which he is Permanently Disabled. Passione shall be considered "Permanently Disabled" during any period in which he is Disabled; provided, however, that Passione shall not be considered to be "Permanently Disabled" until, for a period of 180 consecutive days, Passione, as a result of a physical or mental disability, is incapable, after reasonable accommodation, of performing his duties under this Agreement on a permament, full-time basis, and is eligible for income replacement benefits under OnMoney's long-term disability plan during such period of disability. In the event of a dispute as to whether Passione is Permanently Disabled, OnMoney may refer the same to a mutually acceptable licensed practicing physician, and Passione agrees to submit to such tests and examination as such physician shall deem appropriate.

(c) Cause. OnMoney may terminate Passione's employment hereunder at any time for Cause. For purposes of this Agreement, the term "Cause" shall mean:

     (i) the willful and continued failure by Passione to substantially perform his duties with OnMoney (other than any such failure resulting from Passion's being Disabled), within a reasonable period of time after a written demand for substantial performance is delivered to Passione by the Board, which demand specifically identifies the manner in which the Board believes that Passione has not substantially performed his duties;

     (ii) the willful engaging by Passione in conduct which is demonstrably and materially injurious to OnMoney, monetarily or otherwise; or

    (iii) the engaging by Passione in egregious misconduct involving serious moral turpitude to the extent that, in the reasonable judgment of OnMoney's Board, Passione's credibility and reputation no longer conform to the standard of OnMoney's executives.

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     (iv) the violation by Passione of the representations made pursuant to paragraph 10 of this Agreement.

     For purposes of this Agreement, no act, or failure to act, on Passione's part shall be deemed "willful" unless done, or omitted to be done, by Passione not in good faith and without reasonable belief that Passione's action or omission was in the best interest of OnMoney.

(d) Constructive Discharge. If Passione (i) provides notice to OnMoney of the occurrence of Good Reason (as defined below) within a reasonable time after Passione has knowledge of the circumstances constituting Good Reason, which notice shall specifically identify the circumstances which Passione believes constitute Good Reason; (ii) OnMoney fails to notify Passione of OnMoney's intended method of correction within a reasonable period of time after OnMoney receives the notice, or OnMoney fails to correct the circumstances within a reasonable time after such notice (except that no such opportunity to correct shall be applicable if the circumstances constituting Good Reason are those described in paragraph (ii) below, relating to relocation); and (iii) Passione resigns within a reasonable time after receiving OnMoney's response, if such notice does not indicate an intention to correct such circumstances; or within a reasonable time after OnMoney fails to correct such circumstances, then Passione shall be considered to have been subject to a Constructive Discharge by OnMoney. For purposes of this Agreement, "Good Reason" shall mean, without Passione's express written consent (and except in consequence of a prior termination of Passione's employment), the occurrence of any of the following circumstances:

    (i) A reduction by OnMoney in Passione's Salary to an amount that is less than required under paragraph 2(a).

    (ii) The relocation of Passione's base office to an office that is more than 75 highway miles of Passione's base office on the Effective Date.

    (iii) The failure of OnMoney to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement.

     Passione's right to terminate his employment pursuant to this paragraph (d) shall not be affected by his incapacity due to Passione's Disability. Passione's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

(e) Termination by Executive. Passione may terminate his employment hereunder at any time for any reason by giving OnMoney prior written Notice of Termination (as defined in paragraph 3(h)), which Notice of Termination shall be effective not less than 30 days

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     after it is given to OnMoney, provided that nothing in this Agreement shall require Passione to specify a reason for any such termination. However, to the extent that the procedures specified in paragraph 3(d) are required, the procedures of this paragraph 3(e) may not be used in lieu of the procedures required under paragraph 3(d).

(f) Non-Renewal of Agreement. Except as otherwise agreed to in writing by the parties, this Agreement shall not apply to employment after the end of the Agreement Term, however, non-renewal of this Agreement will not otherwise limit or interfere with the benefits which Passione has accrued under any welfare, pension or other plan as of the end of the Agreement Term.

(g) Termination by Company. OnMoney may terminate Passione's employment hereunder at any time for any reason, by giving Passione prior Notice of Termination, which Notice of Termination shall be effective immediately, or such later time as is specified in such notice. OnMoney shall not be required to specify a reason for the termination under this paragraph 3(g), provided that termination of Passione's employment by OnMoney shall be deemed to have occurred under this paragraph 3(g) only if it is not for reasons described in paragraph 3(b), 3(c), 3(d), 3(e), or 3(f). Notwithstanding the foregoing provisions of this paragraph (g), if Passione's employment is terminated by OnMoney in accordance with this paragraph (g), and within a reasonable time period thereafter, it is determined by the Board that circumstances existed which would have constituted a basis for termination of Passione's employment for Cause in accordance with paragraph 3(c) (disregarding circumstances which could have been remedied if notice had been given in accordance with paragraph 3(c)(i)), Passione's employment will be deemed to have been terminated for Cause in accordance with paragraph 3(c).

(h) Notice of Termination. Any termination of Passione's employment by OnMoney or Passione (other than a termination pursuant to paragraph 3(a) or paragraph 3(f)) must be communicated by a written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" means a dated notice which indicates the Date of Termination (not earlier than the date on which the notice is provided), and which indicates the specific termination provision in this Agreement relied on and which sets forth in reasonable detail the facts and circumstances, if any, claimed to provide a basis for termination of Passione's employment under the provision so indicated.

(i) Date of Termination. "Date of Termination" means the last day Passione is employed by OnMoney, provided that Passione's employment is terminated in accordance with the foregoing provisions of this paragraph 3.

(j) Effect of Termination. If, on the Date of Termination, Passione is a member of Board of Directors of OnMoney or any of the Subsidiaries, or holds any other position with

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     OnMoney and the Subsidiaries (other than the position described in paragraph 1(a)), Passione shall resign from all such positions as of the Date of Termination.

     4. Rights and Payments Upon Termination or Change in Control. Passione's right to payment and benefits under this Agreement for periods after his Date of Termination shall be determined in accordance with the following provisions of this paragraph 4:

(a) If Passione's Date of Termination occurs during the Agreement Term for any reason, OnMoney shall pay to Passione:

      (i) Passione's Salary for the period ending on the Date of Termination.

     (ii) Payment for unused vacation days, as determined in accordance with Company policy as in effect from time to time.

    (iii) If the Date of Termination occurs after the end of a performance period and prior to the payment of the performance bonus (as described in paragraph 2(b)), for the period, Passione shall be paid such bonus amount at the regularly scheduled time.

     (iv) Any other payments or benefits to be provided to Passione by OnMoney pursuant to any employee benefit plans or arrangements adopted by OnMoney, to the extent such amounts are due from OnMoney.

     Except as may otherwise be expressly provided to the contrary in this Agreement, nothing in this Agreement shall be construed as requiring Passione to be treated as employed by OnMoney for purposes of any employee benefit plan or arrangement following the date of Passione's Date of Termination.

(b) If Passione's Date of Termination occurs during the Agreement Term under circumstances described in paragraph 3(a) (relating to Passione's death), paragraph 3(b) (relating to Passione's being Disabled), paragraph 3(c) (relating to Passione's termination for Cause), paragraph 3(e) (relating to Passione's resignation), then, except as otherwise expressly provided in this Agreement or otherwise agreed in writing between Passione and OnMoney, OnMoney shall have no obligation to make payments under the Agreement for periods after Passione's Date of Termination. If Passione's employment with OnMoney terminates after the end of the Agreement Term, OnMoney shall have no obligation to make payments for periods after Passione's Date of Termination.

(c) If Passione's Date of Termination occurs during the Agreement Term under circumstances described in paragraph 3(d) (relating to Constructive Discharge) or


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     paragraph 3(g) (relating to termination by OnMoney without Cause), then, in addition to the amounts payable in accordance with paragraph 4(a):

     (i) If the termination of employment occurs prior to a Change in Control (as defined below) Passione shall receive from OnMoney for the period continuing through the later of (A) the second anniversary of the Effective Date, or (B) the first anniversary of the Date of Termination, the Salary amount described in paragraph 2(a), as in effect on his Date of Termination (the "Payment Period"), in monthly or more frequent installments as is required under that paragraph, and the bonus amount described in paragraph 2(b). The determination of the bonus payable for the performance period in which the Date of Termination occurs shall be based on actual performance for the entire period. The bonus payable for any performance period thereafter shall be at the same rate as the rate determined in accordance with the preceding sentence; provided, however, that the bonus for the performance period that includes the last day of the Payment Period shall be subject to a pro-rata reduction to reflect the portion of the performance period following such date. Payment, under this paragraph (i), of any bonus described in paragraph 2(b) shall be made at the regularly scheduled time for payment of such amounts to active employees. OnMoney's obligation to make payments under this paragraph (i) shall cease with respect to periods after the earlier to occur of the date of Passione's death, or a date, if any, of the breach by Passione of the provisions of paragraph 7 or paragraph 8.

     (ii) If the Date of Termination of employment occurs within 2 years after a Change in Control (as defined in Exhibit A hereto) Passione shall receive from OnMoney for the period continuing through the second anniversary of the Date of Termination, the Salary amount described in paragraph 2(a), as in effect on his Date of Termination, in monthly or more frequent installments as is required under that paragraph, and the bonus amount described in paragraph 2(b). The determination of the bonus payable for the performance period in which the Date of Termination occurs shall be based on actual performance for the entire period. The bonus payable for any performance period thereafter shall be at the same rate as the rate determined in accordance with the preceding sentence; provided, however, that the bonus for the performance period that includes the second anniversary of the Date of Termination shall be subject to a pro-rata reduction to reflect the portion of the performance period following such anniversary. Payment under this paragraph (ii) of any bonus described in paragraph 2(b) shall be made at the regularly scheduled time for payment of such amounts to active employees. OnMoney's obligation to make payments under this paragraph (ii) shall cease with respect to periods after the earlier to occur of the date of Passione's


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            death, or a date, if any, of the breach by Passione of the provisions of paragraph 7 or paragraph 8.

     (iii) For such period of that time that Passione or any of his dependents is eligible for and elects COBRA continuation coverage (as described in section 4980B of the Internal Revenue Code of 1986, as amended (the "Code")) under any Company group health plan, OnMoney shall pay 100% of the premiums necessary to maintain such COBRA continuation coverage, OnMoney's obligation to make payments under this paragraph
            (iv) shall cease with respect to periods after the earlier to occur of the date of Passione's death, or a date, if any, of the breach by Passione of the provisions of paragraph 7 or paragraph 8.

     (iv) As of the Date of Termination (under this paragraph 4(c)), (A) all outstanding stock options to purchase shares of OnMoney stock then held by Passione which are not yet exercisable shall become fully exercisable and shall remain exercisable for the period as determined under the terms and condition of the applicable plan, and (B) with respect to paragraph 2(c), the Election Date shall be the Date of Termination, and the Ameritrade Option, if selected, will be fully vested and exercisable for the period as determined under the terms and conditions of the applicable Ameritrade plan.

(d) Except as may be otherwise specifically provided in an amendment of this paragraph (d) adopted in accordance with paragraph 13, the Employee's rights under this paragraph 4 shall be in lieu of any benefits that may be otherwise payable to or on behalf of Passione pursuant to the terms of any severance pay arrangement of OnMoney or any Subsidiary or any other, similar arrangement of OnMoney or any Subsidiary providing benefits upon involuntary termination of employment.

(e) If Passione's Date of Termination occurs after the end of the Agreement Term under circumstances described in paragraph 3(f) (relating to the termination of employment after the end of the Agreement Term) then, except as otherwise expressly provided in this Agreement, or otherwise agreed in writing between Passione and OnMoney, OnMoney shall have no obligation to make payments under the Agreement for periods after Passione's Date of Termination.

     5. Duties on Termination. Subject to the terms and conditions of this Agreement, during the period beginning on the date of delivery of a Notice of Termination, and ending on the Date of Termination, Passione shall continue to perform his duties as set forth in this Agreement, and shall also perform such services for OnMoney as are necessary and appropriate for a smooth transition to Passione's successor, if any. Notwithstanding the foregoing provisions of this paragraph 5, OnMoney may suspend Passione from performing his duties under this Agreement


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following the delivery of a Notice of Termination providing for Passione's resignation, or delivery by OnMoney of a Notice of Termination providing for Passione's termination of employment for any reason; provided, however, that during the period of suspension (which shall end on the Date of Termination), Passione shall continue to be treated as employed by OnMoney for other purposes, and his rights to compensation or benefits shall not be reduced by reason of the suspension.

     6. Mitigation and Set-Off. Passione shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise. OnMoney shall not be entitled to set off against the amounts payable to Passione under this Agreement any amounts owed to OnMoney by Passione, any amounts earned by Passione in other employment after termination of his employment with OnMoney, or any amounts which might have been earned by Passione in other employment had he sought such other employment.

     7. Noncompetition. While he is employed by OnMoney, and for a period of 12 months after termination of Passione's employment with OnMoney for any reason:

(a) Passione shall not, without the express written consent of the Chairman, be employed by, serve as a consultant to, or otherwise assist or directly or indirectly provide services to a Competitor (defined below) if: (i) the services that Passione is to provide to the Competitor are the same as, or substantially similar to, any of the services that Passione provided to OnMoney or the Subsidiaries, and such services are to be provided with respect to any location in which OnMoney or a Subsidiary had material operations during the 12-month period prior to the Date of Termination, any location in which OnMoney or a Subsidiary had devoted material resources to establishing operations during the 12-month period prior to the Date of Termination, however, both parties agree that the above geographical limitations shall be interpreted to be any location in the United States in the event the Competitor generates in excess of 50% of its gross revenues from its Internet services; or (ii) the trade secrets, confidential information, or proprietary information (including, without limitation, confidential or proprietary methods) of OnMoney and the Subsidiaries to which Passione had access could reasonably be expected to benefit the Competitor if the Competitor were to obtain access to such secrets or information. For purposes of this paragraph (a), services provided by others shall be deemed to have been provided by Passione if Passione had material supervisory responsibilities with respect to the provision of such services.

(b) Passione shall not, without the express written consent of the Chairman, solicit or attempt to solicit any party who is then or, during the 12-month period prior to such solicitation or attempt by Passione was (or was solicited to become), a customer or supplier of OnMoney, provided that the restriction in this paragraph (c) shall not apply to any activity on behalf of a business that is not a Competitor.

(c) Passione shall not, without the express written consent of the Chairman, solicit, entice, persuade or induce any individual who is employed by OnMoney or its Subsidiaries (or was so employed within 90 days prior to Passione's action) to terminate or refrain from renewing or extending such employment or to become employed by or enter into contractual relations with any other individual or entity other than OnMoney or its subsidiaries, and Passione shall not approach any such employee for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.

(d) Passione shall not, without the express written consent of the Chairman, directly or indirectly own an equity interest in any Competitor (other than ownership of 1% or less of the outstanding stock of any corporation listed on the New York Stock Exchange or the American Stock Exchange or included in the NASDAQ System).

The term "Competitor" means any enterprise (including a person, firm or business, whether or not incorporated) during any period in which it is materially competitive in any way with OnMoney's business as an Internet based financial services portal or with any other business in which OnMoney or any of its Subsidiaries were engaged during the 12-month period prior to Passione's termination of employment and from which OnMoney or its Subsidiary (as applicable) either generated in excess of 5 percent of its gross revenue or reflects a financial expenditure in excess of 5 percent of its gross revenue or reflects a financial expenditure in excess of 5 percent of total expenses in the prior 12-month period. Nothing in this paragraph 7 or paragraph 8 shall be construed as limiting Passione's duty of loyalty to OnMoney, or any other duty he may otherwise have to OnMoney, while he is employed by OnMoney. Nothing in paragraphs 7, 8 or 9 shall be construed to adversely affect the rights that OnMoney would possess in the absence of the provisions of such paragraphs.

If at any time any of the provisions of this paragraph 7 shall be determined to be invalid or unenforceable by reason of being vague or unreasonable as to duration, area, scope of activity or otherwise, then this paragraph 7 shall be considered divisible (with the other provisions to remain in full force and effect) and the invalid or unenforceable provisions shall become and be deemed to be immediately amended to include only such time, area, scope of activity and other restrictions, as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter, and Employee expressly agrees that this Agreement, as so amended, shall be valid and biding as though any invalid or unenforceable provision had not been included herein.

     8. Confidential Information. Passione agrees that:

(a) Except as may be required by the lawful order of a court or agency of competent jurisdiction, except as necessary to carry out his duties to OnMoney and its Subsidiaries, or except to the extent that Passione has express authorization from OnMoney, Passione agrees to keep secret and confidential indefinitely, all Confidential Information, and not to disclose the same, either directly or indirectly, to any other person, firm, or business entity, or to use it in any way.

(b) To the extent that any court or agency seeks to have Passione disclose Confidential Information, he shall promptly inform OnMoney, and he shall take such reasonable steps to prevent disclosure of Confidential Information until OnMoney has been informed of such requested disclosure, and OnMoney has an opportunity to respond to such court or agency. To the extent that Passione obtains information on behalf of OnMoney or any of the Subsidiaries that may be subject to attorney-client privilege as to OnMoney's attorneys, Passione shall take reasonable steps to maintain the confidentiality of such information and to preserve such privilege.

(c) Nothing in the foregoing provisions of this paragraph 8 shall be construed so as to prevent Passione from using, in connection with his employment for himself or an employer other than OnMoney or any of the Subsidiaries, knowledge which was acquired by him during the course of his employment with OnMoney and the Subsidiaries, and which is generally known to persons of his experience in other companies in the same industry.

(d) For purposes of this Agreement, the term "Confidential Information" shall include all non-public information (including, without limitation, information regarding litigation and pending litigation) concerning OnMoney and the Subsidiaries which was acquired by or disclosed to Passione during the course of his employment with OnMoney, or during the course of his consultation with OnMoney following his Date of Termination (regardless of whether consultation is pursuant to paragraph 9). For purposes of this Agreement, the term "Confidential Information" shall also include all non-public information concerning any other company that was shared with OnMoney or a Subsidiary subject to an agreement to maintain the confidentiality of such information.

(e) This paragraph 8 shall not be construed to unreasonably restrict Passione's ability to disclose confidential information in an arbitration proceeding or a court proceeding in connection with the assertion of, or defense against any claim of breach of this Agreement in accordance with paragraph
    11. If there is a dispute between OnMoney and Passione as to whether information may be disclosed in accordance with this paragraph (e), the matter shall be submitted to the arbitrators or the court (whichever is applicable) for decision.

    9. Assistance with Claims. Passione agrees that, for the period beginning on the Effective Date, and continuing for a reasonable period after Passione's Date of Termination, Passione will provide reasonable assistance to OnMoney and the Subsidiaries in defense of any claims that may be made against OnMoney and the Subsidiaries, and will provide reasonable assistance to OnMoney and the Subsidiaries in the prosecution of any claims that may be made by OnMoney or the Subsidiaries, to the extent that such claims may relate to services performed by Passione for OnMoney and the Subsidiaries. Passione agrees to promptly inform OnMoney if he becomes aware of any lawsuits involving such claims that may be filed against OnMoney or any Subsidiary. OnMoney agrees to reimburse Passione for all of Passione's reasonable out-of-pocket expenses associated with such assistance, including travel expenses. For periods after Passione's employment with OnMoney terminates, OnMoney agrees to provide reasonable compensation to Passione for such assistance. Passione also agrees to promptly inform OnMoney if he is asked to assist in any investigation of OnMoney or the Subsidiaries (or their actions) that may relate to services performed by Passione for OnMoney or the Subsidiaries, regardless of whether a lawsuit has then been filed against OnMoney or the Subsidiaries with respect to such investigation. For any required assistance under this paragraph, OnMoney shall take into consideration Passione's then current employment situation and all other relevant personal factors as presented by Passione in order to determine what is reasonable in the given circumstances.

     10. Representation of Passione. Passione represents that he is not now a party to, and has never been a party to, any non-competition agreement or other agreement with any party (other than OnMoney), restricting or purporting to restrict Passione's right to perform any services, whether or not such agreement is applicable to Passione's performance of services for OnMoney under this Agreement, except for any such agreement a true and complete copy of which Passione has delivered to OnMoney together with evidence of its expiration or evidence of the other party's irrevocable waiver of its provisions restricting or purporting to restrict Passione's right to perform services for OnMoney as provided herein.

     11. Equitable Remedies. Passione acknowledges that OnMoney would be irreparably injured by a violation of paragraph 7 or 8, and he agrees that OnMoney, in addition to any other remedies available to it for such breach or threatened breach, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining Passione from any actual or threatened breach of either paragraph 7 or paragraph 8. If a bond is required to be posted in order for OnMoney to secure an injunction or other equitable remedy, the parties agree that said bond need not be more than a nominal sum.

     12. Nonalienation. The interests of Passione under this Agreement are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of Passione or Passione's beneficiary.

     13. Amendment. This Agreement may be amended or canceled only by mutual agreement of the parties in writing without the consent of any other person. So long as Passione lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.

     14. Applicable Law. The provisions of this Agreement shall be construed in accordance with the laws of the State of New York, without regard to the conflict of law provisions of any state. All disputes shall be arbitrated or litigated (whichever is applicable) in White Plains, N.Y.

     15. Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

     16. Waiver of Breach. No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

     17. Successors. This Agreement shall be binding upon, and inure to the benefit of, OnMoney and its successors and assigns and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of OnMoney's assets and business, and the successor shall be substituted for OnMoney under this Agreement.

     18. Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice). Such notices, demands, claims and other communications shall be deemed given:

(a) in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery;

(b) in the case of certified or registered U.S. mail, five days after deposit in the U.S. mail; or

(c) in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone or otherwise;

provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received. Communications that are to be delivered by the U.S. mail or by overnight service are to be delivered to the addresses set forth below:

to OnMoney

OnMoney Financial Services Corp.
C/O Ameritrade Holding Corporation
4211 S. 102nd Street
Omaha, NE 68127

or to Passione:

Vincent Passione
117 Old Denville Road
Boonton Township, NJ 07005

All notices to OnMoney shall be directed to the Chairman of Ameritrade, with a copy to the Secretary of Ameritrade. Each party, by written notice furnished to the other party, may modify the applicable delivery address, except that notice of change of address shall be effective only upon receipt.

     19. Arbitration of All Disputes. Any controversy or claim arising out of or relating to this Agreement (or the breach thereof) shall be settled by final, binding and non-appealable arbitration in White Plains, NY by one arbitrator. Except as otherwise expressly provided in this paragraph 19, the arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "Association") then in effect. If the parties cannot agree on the arbitrator within 30 days of the request for arbitration, then the arbitrator shall be appointed by the Association. This paragraph 19 shall not be construed to limit OnMoney's right to obtain relief under paragraph 11 with respect to any matter or controversy subject to paragraph 11, and, pending a final determination by the arbitrator with respect to any such matter or controversy, OnMoney shall be entitled to obtain any such relief by direct application to a court of law, without being required to first arbitrate such matter or controversy. Any and all proceedings, hearings, findings or any other record of a dispute under this paragraph 19 shall be private and shall be held in the strictest confidence of all parties so involved, including but not limited to the parties to this Agreement and any appointed arbitrators.

     20. Survival of Agreement. Except as otherwise expressly provided in this Agreement, the rights and obligations of the parties to this Agreement shall survive the termination of Passione's employment with OnMoney.

     21. Entire Agreement. Except as otherwise noted herein or in any separation agreement subsequently entered into by Passione and OnMoney, this Agreement, including any Exhibit(s) attached hereto, constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, if any, between the parties relating to the subject matter hereof.

     22. Prior Agreements. Passione represents that, he has not signed, and is not currently subject to, any written agreement or policy that restricts his ability to be employed by OnMoney, to compete with a former employer, or to use information, and that his employment by OnMoney will not violate the terms of any policy of any prior employer of Passione regarding competition or confidentiality.

     IN WITNESS THEREOF, Passione has hereunto set his hand, and OnMoney has caused these presents to be executed in its name and on its behalf, and its corporate seal to be hereunto affixed, all as of the day and year first above written.



                                        /s/ VINCENT PASSIONE
                                        ---------------------------------------
                                        Vincent Passione



                                        OnMoney Financial Services Corp.


                                        By /s/ JOHN J. RICKETTS
                                          ------------------------------------
                                        Its Chairman and CEO
                                           -----------------------------------




ATTEST:


--------------------
      (Seal)

                                   Exhibit A
                        Definition of Change in Control


     For purposes of the Agreement, a "Change in Control" shall mean the earliest to occur of any one of the following events:

(1) any "Person", as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than OnMoney, Passione, any corporation owned, directly or indirectly, by the stockholders of OnMoney in substantially the same proportions as their ownership of stock of OnMoney, and any trustee or other fiduciary holding securities under an employee benefit plan of OnMoney), becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange
    Act), of 30% or more of the combined voting power of OnMoney's then outstanding securities having the right to vote for the election of directors ("Voting Stock");

(2) the majority of the Board of Directors of OnMoney (the "Board") does not consist of individuals who are Incumbent Directors, which term means the members of the Board on the date of this Agreement; provided that any person becoming a director subsequent to such date whose election or nomination for election was supported by three-quarters of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director;

(3) OnMoney adopts any plan of liquidation for the distribution of all or substantially all of its assets;

(4) OnMoney merges with or into another company, or all or substantially all of the assets or business of OnMoney is disposed of pursuant to a merger, consolidation or other transaction (unless the shareholders of OnMoney immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the Voting Stock of OnMoney, all of the Voting Stock or other ownership interest of the entity or entities, if any, that succeed to the business of OnMoney); or

(5) OnMoney combines with any other company and is the surviving corporation but, immediately after the combination, the shareholders of OnMoney immediately prior to the combination hold, directly or indirectly, 50% or less of the Voting Stock of the combined company (there being excluded from the number of shares held by such shareholders, but not from the Voting Stock of the combined company, any shares received by affiliates of such other company in exchange for stock of such other company).

Notwithstanding the forgoing, a Change in Control shall not include an initial public offering of OnMoney's securities (an "Initial Public Offering") or any associated changes due to the Initial Public Offering which would otherwise constitute a Change in Control based on the above definition, if such associated changes are directly related to, in contemplation of or a result of the Initial Public Offering.

Once a Change in Control has occurred, no subsequent event shall be considered a Change in Control for purposes of this Agreement.

                                  ADDENDUM TO
                              EMPLOYMENT AGREEMENT
                                    BETWEEN
                                 VINCE PASSIONE
                                      AND
                        ONMONEY FINANCIAL SERVICES CORP.

     WHEREAS, Vincent Passione ("Passione") and OnMoney Financial Services Corp. ("OnMoney"), made and entered into as of August 2, 1999 (the "Effective Date") an employment agreement (the "Agreement");

     WHEREAS, the parties desire to have this addendum attached to and made part of the Agreement;

     NOW, THEREFORE, in consideration of the mutual covenants of the parties, the following is made part of the Agreement:

1. Paragraph 18. Notices. shall be modified in its entirety to read as follows:

     "Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice). Such notices, demands, claims and other communications shall be deemed given:

     1. in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery;

     2. in the case of certified or registered U.S. mail, five days after deposit in the U.S. mail; or

     3. in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone or otherwise;

     provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received. Communications that are to be delivered by the U.S. mail or by overnight service are to be delivered to the addresses set forth below:

     to OnMoney

     OnMoney Financial Services Corp.
     C/O Chairman of the Board of Directors
     4211 S. 102nd Street
     Omaha, NE 68127

     or to Passione:

     Vincent Passione
     117 Old Denville Road
     Boonton Township, NJ 07005

     Prior to an Initial Public Offering, all notices to OnMoney shall be directed to the attention of the Chairman of the Board of Directors of Ameritrade, with a copy to the Secretary of Ameritrade. Subsequent to an Initial Public Offering, all notices to OnMoney shall be directed to the attention of the Chairman of the Board of Directors of OnMoney, with a copy to the Secretary of OnMoney. Each party, by written notice furnished to the other party, may modify the applicable delivery address, except that notice of change of address shall be effective only upon receipt."

2. With respect to the Ameritrade Option, as provided for in paragraph 2(c)(iii) of the Agreement, the number of shares subject to purchase, which was set at 25,000, shall be adjusted at the time of grant to reflect the stock split that was effective for shareholders of record as of June 11, 1999.

This addendum shall be effective as of the Effective Date of the Agreement.

                              /s/ VINCENT PASSIONE
                              --------------------------------
                              Vincent Passione


                              OnMoney Financial Services Corp.

                              By  /s/ JOHN J. RICKETTS
                                 -------------------------------
                              Its  Chairman & CEO
                                 -------------------------------